EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.remotedynamics.com

Remote Dynamics, Inc. Extends Service Agreement With SBC Through Dec. 31, 2005

RICHARDSON, Texas, Oct. 13, 2004 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today announced that SBC has signed an extension of its agreement for Remote Dynamics to provide mobile location and communication services to SBC’s service vehicle fleet through Dec. 31, 2005. Currently, Remote Dynamics provides location and communication services to approximately 30,000 service vehicles operated by member companies of SBC.

Originally signed in August 1998, this is the fifth extension of the agreement for Remote Dynamics to provide mobile communications and location hardware, enhanced proprietary software, service and support, and network services for several SBC subsidiaries located across the nation. For additional information on terms and conditions of the extension, please see the Form 8-K filed by the company with the Securities and Exchange Commission on Oct. 13, 2004 which is available at the SEC’s website at http://www.sec.gov.

About Remote Dynamics, Inc.

Remote Dynamics, Inc. (remotedynamics.com) markets, sells and supports state-of-the-art fleet management solutions that contribute to higher customer revenues and improved operator efficiency. Combining the technologies of the global positioning system (GPS) and wireless vehicle telematics, the company’s solutions improve the productivity of mobile workers by providing real time position reports, route information and exception based reporting designed to highlight mobile workforce inefficiencies.

“Remote Dynamics” and the Remote Dynamics logotype are trademarks and service marks of Remote Dynamics, Inc.

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(REDI330)